EXHIBIT 10.4

NOTARIAL DEED

Roll of Deeds No. W 2612/2016

Share pledge agreement

- Relating to shares in Affimed GmbH -

Recorded

at Munich, this thirtieth day of November two thousand and sixteen

– 30 November 2016 –

Before me, the undersigned

Dr. Simon Weiler

notary public

with official office in Munich (the "Notary") appeared today in my offices located at Pacellistraße 14, 80333 Munich, Germany, the following persons:

1.	Dr Tobias Kallmaier, born 1 March 1986, attorney at law, having his business address at CMS Hasche Sigle, Partnerschaft von Rechtsanwälten und Steuerberatern mbB, Nymphenburger Straße 12, 80335 Munich, Germany, personally known to the Notary, declaring to make the following declarations not in his own name but, excluding any personal liability, for and on behalf of

Affimed N.V., a stock corporation formed and organized under the laws of the Netherlands, with registered seat in Amsterdam, having its business address at Im Neuenheimer Feld 582, 69120 Heidelberg and registered with the Dutch Trade Register under registration number 60673389, presenting a power of attorney in text form dated 28 November 2016;

2.	JUDr Zuzana Meinecke Fábry, born 6 December 1977, attorney at law, having her business address at Fieldfisher (Germany) LLP, Landsberger Straße 110, 80339 Munich, Central Tower, personally known to the Notary, declaring to make the following declarations not in her own name but, excluding any personal liability, for and on behalf of

Silicon Valley Bank, a company organized under the laws of California, having its business address at 3003 Tasman Drive, Santa Clara, 95054, CA, USA,

presenting an original power of attorney in text from dated 29 November 2016.

Neither the Notary nor the persons appearing assume any liability as to the validity and/or the scope of the powers of attorney presented. The aforementioned original powers of attorney were presented today as pdf copies, with the promise to deliver the original of the power of attorney in due course for inclusion to his deed as certified copies.

The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language. The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well. After having been instructed by the officiating notary, the persons appearing waived their right to obtain the assistance of a sworn interpreter.

Requesting its notarization, the persons appearing then declared the following:

PART I

SHARE PLEDGE AGREEMENT

by and between

Affimed N.V.,

a stock corporation formed and organized under the laws of the Netherlands, with registered seat in Amsterdam, having its business address at Im Neuenheimer Feld 582, 69120 Heidelberg and registered with the Dutch Trade Register under registration number 60673389,

– hereinafter referred to as "Pledgor"–

AND

Silicon Valley Bank

a company organized under the laws of California, having its business address at 3003 Tasman Drive, Santa Clara, 95054, CA, USA,

– hereinafter referred to as "Pledgee" –

– Pledgor and Pledgee hereinafter individually referred to as "Party" and collectively referred to as "Parties" –

Preamble

Reference is hereby made to a certain loan arrangement by and among (a) the Pledgee and (b) Affimed GmbH, a German limited liability company, which loan arrangement is evidenced by, among other documents, a certain Loan Agreement dated 30 November 2016 between the Pledgee and Affimed GmbH (as may from time to time be further amended, modified, supplemented, or restated; hereinafter referred to as the “Loan Agreement”). Affimed GmbH is hereinafter also referred to as “Borrower”.

According to the Loan Agreement, Pledgor agreed to pledge to the Pledgee as an additional security interest 100% of its shares in Affimed GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, having its registered business address at Im Neuenheimer Feld 582, 69120 Heidelberg, Germany and registered with the Commercial Register (Handelsregister) of the local court (Amtsgericht) of Mannheim under registration number HRB 721206 (hereinafter referred to as the "Company"). The Pledgor is the sole shareholder of the Company.

In order to secure the present and future obligations and liabilities of the Borrower under the Loan Agreement vis-à-vis the Pledgee, the Pledgor agreed to provide to the Pledgee collateral by way of pledging 100% of the entire issued share capital of the Company to the Pledgee pursuant to the terms and provisions of this agreement (the "Agreement”).

NOW, this stated above, the Parties agree on the following:

1.         Pledged Shares, Shareholder Structure

1.1	The Company has a nominal share capital (Stammkapital) of EUR 2,079,068.-- (in words: Euros two million seventy nine thousand sixty eight) consisting of 2,079,068 shares in the nominal value of EUR 1,-- each and the serial numbers 1 to 2,079,068 (hereinafter collectively referred to as the “Existing Shares”).

1.2	The Pledgor is the sole owner of the Existing Shares.

2.	Pledge

2.1	The Pledgor hereby grants a first ranking pledge (erstrangiges Pfandrecht) to Pledgee in relation to (i) the shares in the Company with the serial numbers 1 to 2,079,068 in the nominal value of EUR 1,-- each (the “Existing Pledged Share”) and in relation to (ii) all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, an increase of the share capital of the Company or otherwise (the “Future Pledged Shares” and, together with the Existing Pledged Share the “Pledged Shares”) together with the ancillary rights, claims associated with the Pledged Shares and proceeds of the Pledged Shares as more particularly specified in Section 3 below (hereinafter collectively referred to as the “Pledge”).

The Notary advised the Parties that according to the German law principle of certainty (Be-stimmtheitsgrundsatz) only specific shares and not a portion of shares can be pledged. With respect to the Future Pledged Shares the Parties undertake to re-execute in notarial form the Pledge once specific Future Pledged Shares have been acquired by the Pledgor (see also Section 7.10).

2.2	The Pledgee accepts this Pledge.

2.3	The Parties agree that the Pledge shall not be affected and shall in any event encompass any and all shares of the Company's entire issued share capital even if the serial numbers or nominal values of the Existing Shares or the aggregate share capital of the Company as stated in Section 1.1 are inaccurate or deviate from the actual facts.

3.	Scope of the Pledge

3.1	The Pledge constituted by this Agreement includes:

a.	The present and future rights in relation to the Pledged Shares to receive (i) dividends payable, if any, for the relevant financial year or for previous years which have not been distributed and (ii) liquidation proceeds, (iii) redemption proceeds (Einziehungsentgelt), (iv) repaid capital in case of a capital decrease, (v) any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, (vi) the surplus in case of surrender (Preisgabe) and (vii) all other pecuniary claims associated with the Pledged Shares;

b.	the right to subscribe for newly issued shares; and

c.	all other rights and benefits attributable to the Pledged Shares.

3.2	Notwithstanding that the dividends are pledged hereunder, the Pledgor shall be entitled to receive and retain all dividend payments in cash in respect of the Pledged Shares until such time as the Pledgee is entitled to enforce the Pledge.

3.3	However, the Pledgor shall in no event be entitled to dispose of termination/withdrawal, liquidation or redemption proceeds as referred to in Section 3.1. Such payments must be remitted to the Pledgee and paid into a special account which shall be frozen or held by a trustee in favour of the Pledgee during the term of this Pledge.

4.	Security Purpose

The Pledge according to this Agreement and any other collateral granted by the Pledgor to the Pledgee according to this Agreement shall secure all of the Borrower's present and future obligations and liabilities to the Pledgee whether actual or contingent and whether incurred jointly and/or severally and on principal or surety from time to time, including, without limitation, the obligations owed under the Loan Agreement (the "Secured Obligations"). The collateral granted under this Agreement shall also cover any future extension of the Secured Obligations and the Pledgor herewith agrees to such extension.

5.	Exercise of Membership Rights

The membership rights, including the voting rights, attached to the Pledged Shares remain with the Pledgor. The Pledgor, however, shall at all times until full discharge of all Secured Obligations or the release of the Pledge exercise its membership rights, including its voting rights, in good faith to ensure that the validity and enforceability of the Pledge and the existence or value of all or part of the Pledged Shares are not in any way adversely affected, other than through dividend payments pursuant to Section 3.2 above. The Pledgor undertakes that no shareholder's resolutions are passed which constitute a breach of its obligations under Section 7 hereof.

6.	Enforcement of the Pledge

6.1	If the Borrower is in default in respect of the Secured Obligations and if the requirements set forth in Sec. 1204 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) and Section 368 of the German Commercial Code (Handelsgesetzbuch) with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Secured Obligations have become due and payable, then in order to enforce the Pledge, the Pledgee may at any time thereafter avail itself of all rights and remedies that a pledgee has upon default of a pledgor under the laws of the Federal Republic of Germany.

6.2	The applicability of Section 1277 of the German Civil Code is expressly excluded and the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel) by way of public auction.

6.3	In the event of an enforcement by way of a public auction, the Pledgor hereby expressly agrees that five (5) business days’ prior written notice to the Pledgor of the place and time of any such public auction shall be sufficient.

6.4	If the Pledgee should seek to enforce the Pledge under Section 6.1 hereof, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Pledged Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee, in particular pass any shareholders' resolutions which become necessary or advisable in order to execute the sale of the Pledged Shares.

6.5	If the Pledge is enforced, no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Obligations have been satisfied and discharged in full. Until then, the Pledgee shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Obligations, or to seek satisfaction from such proceeds at any time.

6.6	Following satisfaction of the requirements for enforcement under Section 6.1 hereof, all subsequent dividend payments and all payments based on similar ancillary rights attributed to the Pledged Shares may be applied by the Pledgee in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

6.7	Even if the requirements for enforcement referred to under Section 6.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Pledged Shares. However, the Pledgor shall, upon occurrence of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in Section 7.5 below regardless of which resolutions are intended to be adopted.

6.8	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations.

6.9	The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code. In the case of enforcement, Section 1225 of the German Civil Code (legal assignment of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply.

7.	Undertakings of the Pledgor

During the term of this Agreement, the Pledgor undertakes to the Pledgee.

7.1	not to take, or participate in, any action which results or might result in the Pledgor's loss of ownership of all or part of the Pledged Shares, and any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Pledged Shares or which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Section 4 hereof) or defeat, impair or circumvent the rights of the Pledgee except as permitted by the Pledgee;

7.2	not to encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Pledged Shares except as set out in this Agreement;

7.3	to promptly effect any payments to be made in respect of the Pledged Shares;

7.4	to promptly notify the Pledgee, by notification in writing, of any change in the shareholding in or capital of the Company or any encumbrance over the Pledged Shares (or parts of them) and to agree upon any amendments of this Agreement and pass any shareholders' resolutions which become necessary or advisable as a result thereof in order to ensure the security interest of the Pledgee;

7.5	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which might adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could have an adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Section 6 hereof, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. As long as the Pledge remains in effect, the Pledgor shall provide the Pledgee with a protocol of any ordinary or extraordinary shareholders' meeting;

7.6	in the event of any increase in the share capital of the Company, not to allow, without the prior written consent of the Pledgee and only upon fulfilment of the reasonable conditions prescribed by the Pledgee necessary to retain adequate collateral and ensure the security interest of the Pledgee, any other party to subscribe for any future shares if such subscription were to result in a decrease of the Pledgor’s shareholding below the proportion currently held by the Pledgor, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

7.7	to refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Pledged Shares, the Pledged Shares ceasing to exist or being encumbered;

7.8	not to amend the articles of association of the Company to the extent that such amendment would or would be likely to adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee;

7.9	insofar as additional declarations or actions are necessary for the creation of the Pledge (or any of them) in favour of the Pledgee or for the enforcement of the Pledge, the Pledgor shall make such declarations and undertake such actions at the Pledgor's costs and expenses, this also including necessary amendments of the articles of association or the passing of shareholders' resolutions; and

7.10	to confirm or re-execute in notarial form on the same terms contained herein and at its costs and expenses the Pledge created hereunder in order to ensure that (i) any Future Pledged Shares are sufficiently covered by the Pledge and (ii) any future pledgee shall receive the benefit of this Pledge.

8.	Representations and Warranties

The Pledgor represents and warrants to the Pledgee by way of an independent guarantee (selbständiges Garantieversprechen) that:

8.1	at the date hereof the Company is validly existing and neither insolvent nor subject to any composition or insolvency proceeding;

8.2	the statements made in the Preamble and in Section 1.1 above are true and correct;

8.3	it is and will be the sole legal and beneficial owner, free from encumbrances (other than the Pledge created hereunder), of the Pledged Shares and has the corporate power and authority to enter into this Agreement;

8.4	this Agreement constitutes its legally valid and binding obligations and the Pledge over the Existing Pledged Share and the Future Pledged Shares constituted hereunder create valid pledges which are enforceable without enforceable judgment or other instrument (vollstreckbarer Titel);

8.5	all necessary authorizations to enable or entitle the Pledgor to enter into this Agreement have been obtained and are in full force and effect and will remain in full force and effect at all times during the subsistence of the security hereby construed;

8.6	the Existing Pledged Share is and any Future Pledged Shares will be fully paid in and there is no nor will there be any obligation for a shareholder to make additional contributions;

8.7	the share capital of the Company has not been repaid in any way; all facts capable of being entered into the commercial register of the Company have been entered into the commercial register, and, in particular, no shareholders’ resolutions regarding changes in the articles of association of the Company have been passed which are not yet entered into the commercial register of the Company; and

8.8	there are no silent partnership agreements, profit sharing or pooling agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company.

9.	Release (Pfandfreigabe)

After the occurrence of the Pledgee being satisfied that all the Secured Obligations have been unconditionally and irrevocably repaid and discharged in full, the Pledgee will as soon as reasonably practical declare the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon the Pledgee being satisfied that all of the Secured Obligations have been unconditionally and irrevocably repaid and discharged in full and in all other cases where those obligations cease to exist, as, for example, without limitation, in a case of a novation, due to the accessory nature of the pledge as a security (Pfandrechtsakzessorietät) the Pledge automatically ceases to exist by operation of German mandatory law.

10.	Indemnity

The Pledgee shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of gross negligence or wilful misconduct of the Pledgee or any of its directors, officers, employees, agents, attorneys or the persons representing the Bank.

11.	Assignment

The Pledgee shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement in whole or in part (if and to the extent legally permissible under German law) to third parties. The Pledgor shall not be entitled to assign or transfer its rights under this Agreement to any third party.

12.	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any document or agreement related to it, nor (in deviation of Section 418 German Civil Code - BGB) any assumption of debt (Schuldübernahme) in relation to the Secured Obligations, shall affect the validity or scope of this Agreement or the obligations which are imposed on the Pledgor pursuant to it.

13.	Independence

This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgee with respect to any obligation of the Borrower. None of such other security shall prejudice, or shall be prejudiced by this Agreement.

14.	Costs

All reasonable out of pocket costs, charges, fees and expenses incurred by this Agreement, including but without limitation the fees for the notarization of this Agreement, shall be borne by the Pledgor.

15.	Final Provisions

15.1	This Agreement contains the entire agreement between the Parties with respect to the subject matter. Any amendment or supplement to or modification of this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. For the avoidance of doubt, this provision also applies to a waiver of any right or claim any Party may have under this Agreement.

15.2	This Agreement is written in the English language. Terms to which a German translation has been added in parentheses shall be interpreted pursuant to the meaning assigned to them in German.

15.3	The parties assume that this Agreement is governed by and construed in accordance with the substantive laws of the Federal Republic of Germany, even if the German conflict of laws provisions should refer to another legal system. The courts of Frankfurt/Main, Germany shall have exclusive jurisdiction.

15.4	Should any provision of this Agreement be or become invalid, ineffective or unenforceable in whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

PART II

NOTARIAL INSTRUCTIONS

The Notary advised the persons appearing

1.	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

2.	that there is no bona fide creation, acquisition nor ranking of a pledge of shares (which means that the pledgee is not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party, or have been previously encumbered for the benefit of a third party); and

3.	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

PART III

ISSUES, COPIES

The Pledgee receives one certified copy (beglaubigte Abschrift) and the Pledgor receives one certified copy (beglaubigte Abschrift) of this Agreement.

The Company shall receive a certified copy of this agreement. CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB, att. to Dr Tobias Kallmaier, 80335 Munich, Nymphenburger Straße 12 and Fieldfisher (Germany) LLP, Am Sandtorkai 68, 20457 Hamburg, att. to Claudia Schnurbusch, shall receive a certified copy of this Agreement.

The Agreement was read aloud by the Notary to the persons appearing, approved by them and signed in their own hand as follows:

/s/ Tobias Kallmaier /s/ Zuzana Meinecke Fábry

/s/ Simon Weiler